Supplemental Information -- Annex I



                                Sprint FON Group
                         Combined Financial Information














The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the FON Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.


COMBINED STATEMENTS OF OPERATIONS (Unaudited)                                                      Sprint FON Group
(millions)                                                                                  (an integrated business
                                                                                             of Sprint Corporation)
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                          Quarters Ended                      Year-to-Date
                                                             June 30,                           June 30,
--------------------------------------------- --- ------------------------------- -- -------------------------------
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Operating Revenues                        $       4,310     $      4,446      $      8,668     $       8,850
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Expenses
   Costs of services and products                     2,089            2,023             4,194             3,971
   Selling, general and administrative                1,118            1,118             2,253             2,271
   Depreciation                                         609              534             1,189             1,062
   Amortization                                           6               17                12                34
   Merger related costs                                   -              163                 -               163
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

   Total operating expenses                           3,822            3,855             7,648             7,501
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Income                                        488              591             1,020             1,349

Interest expense                                        (16)             (11)              (43)              (50)
Other income (expense), net                              (1)              27                 4                34
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Income from continuing operations before
   income taxes                                         471              607               981             1,333

Income tax expense                                     (181)            (242)             (375)             (523)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Income from Continuing Operations                       290              365               606               810
Discontinued operation, net                               -                -                 -               675
Extraordinary item, net                                   -                -                (1)                -
Cumulative effect of change in
   accounting principle, net                              -                -                 -                (2)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Income                                    $         290     $        365      $        605     $       1,483
                                              --- ------------- -- -------------- -- ------------- --- -------------























                            See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)                                            Sprint FON Group
(millions)                                                                                  (an integrated business
                                                                                             of Sprint Corporation)
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                          Quarters Ended                      Year-to-Date
                                                             June 30                            June 30,
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Income                                    $        290      $     365         $       605      $      1,483
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Other Comprehensive Income (Loss)

Unrealized holding gains (losses) on
   securities                                           25            (35)                 24               (39)
Income tax benefit (expense)                            (9)            12                  (9)               14
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
Net unrealized holding gains (losses) on
   securities during the period                         16            (23)                 15               (25)
Reclassification adjustment for gains
   included in net income                                -              -                   -               (32)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
Total net unrealized holding gains (losses)
   on securities                                        16            (23)                 15               (57)
Net unrealized losses on qualifying
   cash flow hedges                                      -              -                  (6)                -
Cumulative effect of change in
   accounting principle                                  -              -                  (9)                -
Foreign currency translation
   adjustments                                          (7)             -                 (11)                -
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Total other comprehensive income (loss)                  9            (23)                (11)              (57)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Comprehensive Income                          $        299      $     342         $       594      $      1,426
                                              --- ------------- -- -------------- -- ------------- --- -------------





























                            See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED BALANCE SHEETS                                                                                     Sprint FON Group
(millions)                                                                                           (an integrated business
                                                                                                      of Sprint Corporation)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                          June 30,         December 31,
                                                                                            2001               2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        (Unaudited)
Assets
     Current assets
       Cash and equivalents                                                            $         40      $        122
       Accounts receivable, net of allowance for doubtful accounts
          of $247 and $293                                                                    2,966             3,126
       Inventories                                                                              420               434
       Prepaid expenses                                                                         303               276
       Receivables from the PCS Group                                                           150               361
       Other                                                                                    183               193
-----------------------------------------------------------------------------------------------------------------------------
       Total current assets                                                                   4,062             4,512

     Property, plant and equipment
       Global markets division                                                               14,136            12,512
       Local division                                                                        17,355            16,835
       Other                                                                                  1,867             1,651
-----------------------------------------------------------------------------------------------------------------------------
       Total property, plant and equipment                                                   33,358            30,998
       Accumulated depreciation                                                             (16,117)          (15,165)
-----------------------------------------------------------------------------------------------------------------------------
       Net property, plant and equipment                                                     17,241            15,833

     Investments in and advances to affiliates                                                  636               842

     Intangible assets
        Goodwill                                                                                879               877
        Other                                                                                   389               384
-----------------------------------------------------------------------------------------------------------------------------
        Total intangible assets                                                               1,268             1,261
        Accumulated amortization                                                                (69)              (57)
-----------------------------------------------------------------------------------------------------------------------------
        Net intangible assets                                                                 1,199             1,204
     Other assets                                                                             1,461             1,258
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                              $     24,599      $     23,649
                                                                                      ---------------------------------------

Liabilities and Combined Attributed Net Assets
     Current liabilities
       Short-term borrowings including current maturities of long-term debt             $      2,351     $      1,026
       Accounts payable                                                                        1,067            1,598
       Accrued interconnection costs                                                             559              547
       Accrued taxes                                                                             272              264
       Advance billings                                                                          471              462
       Payroll and employee benefits                                                             386              377
       Other                                                                                     687              730
-----------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                               5,793            5,004

     Long-term debt and capital lease obligations                                              3,262            3,482

     Deferred credits and other liabilities
       Deferred income taxes and investment tax credits                                        1,401            1,276
       Postretirement and other benefit obligations                                            1,083            1,077
       Other                                                                                     419              457
-----------------------------------------------------------------------------------------------------------------------------
       Total deferred credits and other liabilities                                            2,903            2,810

     Redeemable preferred stock                                                                   10               10

     Combined attributed net assets                                                           12,631           12,343
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                               $     24,599     $     23,649
                                                                                      ---------------------------------------



                            See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED STATEMENTS OF CASH FLOWS (Unaudited)                                                         Sprint FON Group
(millions)                                                                                     (an integrated business
                                                                                                of Sprint Corporation)
------------------------------------------------------------------ ----------------- ----------------- ----------------
Year-to-Date June 30,                                                                      2001             2000
------------------------------------------------------------------ ----------------- ----------------- ----------------

Operating Activities

Net income                                                                            $      605       $    1,483
Adjustments to reconcile net income to net cash provided by
   operating activities:
     Discontinued operation, net                                                               -             (675)
     Equity in net losses of affiliates                                                       42               47
     Depreciation and amortization                                                         1,201            1,096
     Deferred income taxes and investment tax credits                                        140              336
     Changes in assets and liabilities:
       Accounts receivable, net                                                              160             (130)
       Inventories and other current assets                                                  (21)              44
       Accounts payable and other current liabilities                                       (466)            (209)
       Affiliate receivables and payables, net                                               221             (357)
       Noncurrent assets and liabilities, net                                                (71)              56
     Other, net                                                                              (35)             (76)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Net cash provided by operating activities                                                  1,776            1,615
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------



Investing Activities

Capital expenditures                                                                      (2,602)          (1,751)
Investments in and loans to affiliates, net                                                  (32)            (649)
Proceeds from sales of other assets                                                           15               51
Other, net                                                                                    33                1
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash used by continuing operations                                                    (2,586)          (2,348)
Proceeds from sale of investment in Global One                                                 -            1,403
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Net cash used by investing activities                                                     (2,586)            (945)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------



Financing Activities

Proceeds from debt                                                                         1,324              150
Payments on debt                                                                            (226)            (669)
Proceeds from common stock issued                                                              5              137
Dividends paid                                                                              (219)            (214)
Other, net                                                                                  (156)             (64)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Net cash provided (used) by financing activities                                             728             (660)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Increase (Decrease) in Cash and Equivalents                                                  (82)              10
Cash and Equivalents at Beginning of Period                                                  122              104
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Cash and Equivalents at End of Period                                                 $       40       $      114
                                                                                     --- ------------- -- -------------










                            See accompanying Condensed Notes to Combined Financial Statements (Unaudited).

CONDENSED NOTES TO COMBINED FINANCIAL
STATEMENTS (Unaudited)                                          Sprint FON Group
                                                         (an integrated business
                                                          of Sprint Corporation)


The information in this supplement has been prepared according to Securities and Exchange Commission (SEC) rules and regulations. In our opinion, the combined interim financial statements reflect all adjustments, consisting only of normal recurring accruals, needed to fairly present the FON Group's combined financial position, results of operations, cash flows and comprehensive income. This combined financial information is provided as additional disclosure to investors regarding the operations of the FON Group.

Certain information and footnote disclosures normally included in combined financial statements prepared according to accounting principles generally accepted in the United States have been condensed or omitted. As a result, you should read these financial statements along with Sprint Corporation's 2000 Form 10-K/A. Operating results for the 2001 year-to-date period do not necessarily represent the results that may be expected for the year ending December 31, 2001.

--------------------------------------------------------------------------------
1. Basis of Combination and Presentation
--------------------------------------------------------------------------------

FON common stock and PCS common stock are intended to reflect the performance of the FON and PCS groups. However, they are classes of common stock of Sprint, not of the group they are intended to track. Accordingly, the PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division, and the product distribution and directory publishing businesses.

The combined FON Group financial statements, together with the combined PCS Group financial statements, include all the accounts in Sprint's consolidated financial statements prior to inter-group eliminations. Transactions between the PCS Group and the FON Group have not been eliminated in the combined financial statements of either group. The combined financial statements for each group are prepared in accordance with accounting principles generally accepted in the United States.

Investments in entities in which the FON Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 2).



The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the FON Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.

Investors in FON common stock are shareholders of Sprint and are subject to the risks related to an equity investment in Sprint and all of Sprint's businesses, assets and liabilities. The assets and liabilities allocated by Sprint's Board of Directors to the FON Group remain assets and liabilities of Sprint Corporation and are therefore subject to the claims of Sprint's creditors generally. In the event of the liquidation or winding up of Sprint Corporation, assets of Sprint remaining for distribution to Sprint's common shareholders will be distributed to holders of FON common stock based on the liquidation value of such shares as provided in Sprint's articles of incorporation, which may differ from the Board's allocation of assets and liabilities among the groups. The Board of Directors of Sprint may, subject to the restrictions in Sprint's articles of incorporation, change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

The FON Group combined financial statements are prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or combined attributed net assets as previously reported.

Allocation of Shared Services

Sprint directly assigns, where possible, certain general and administrative costs to the FON Group and the PCS Group based on their actual use of those services. Where direct assignment of costs is not possible, or practical, Sprint uses other indirect methods, including time studies, to estimate the assignment of costs to each group. Cost allocation methods other than time studies include factors (general, marketing or headcount) derived from the operating unit's relative share of the predefined category referenced (e.g. headcount). Sprint believes that the costs allocated are comparable to the costs that would be incurred if the groups would have been operating on a stand-alone basis. The allocation of shared services may change at the discretion of Sprint and does not require shareholder approval.

Allocation of Group Financing

Financing activities for the groups are managed by Sprint on a centralized basis. Debt incurred by Sprint on behalf of the groups is specifically allocated to and reflected in the financial statements of the applicable group. Interest expense is allocated to the PCS Group based on an interest rate that is substantially equal to the rate it would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. That interest rate is higher than the rate Sprint obtains on borrowings. The difference between Sprint's actual interest rate and the rate charged to the PCS Group is reflected as a reduction in the FON Group's interest expense.

Under Sprint's centralized cash management program, one group may advance funds to the other group. These advances are accounted for as short-term borrowings between the groups and bear interest at a market rate that is substantially equal to the rate that group would be able to obtain from third parties on a short-term basis.

The allocation of group financing activities may change at the discretion of Sprint and does not require shareholder approval.

Allocation of Federal and State Income Taxes

Sprint files a consolidated federal income tax return and certain state income tax returns which include FON Group and PCS Group results. In connection with the PCS Restructuring, Sprint adopted a tax sharing agreement which provides for the allocation of income taxes between the two groups. The FON Group's income taxes are calculated as if it files returns which exclude the PCS Group. The PCS Group's income taxes reflect the PCS Group's incremental cumulative impact on Sprint's consolidated income taxes. Intergroup tax payments are satisfied on the date Sprint's related tax payment is due to or the refund is received from the applicable tax authority.

The tax sharing agreement applies to tax years ending on or before December 31, 2001. For periods after December 31, 2001, Sprint's Board of Directors will adopt a tax sharing arrangement that will be designed to continue to allocate tax benefits and burdens fairly between the FON Group and the PCS Group.

--------------------------------------------------------------------------------
2. Investments
--------------------------------------------------------------------------------

At the end of June 2001, investments accounted for using the equity method consisted primarily of the FON Group's investments in Intelig, a long distance provider in Brazil, and other strategic investments. In the 2000 second quarter, investments accounted for using the equity method also included the FON Group's investments in EarthLink, Inc., an Internet service provider, and Call-Net, a long distance operation in Canada. Combined, unaudited, summarized financial information (100% basis) of entities accounted for using the equity method was as follows:


                                                        Quarters Ended                      Year-to-Date
                                                           June 30,                           June 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                                           (millions)
Results of operations
  Net operating revenues                      $        80       $      541        $       273      $      1,022
                                              --- ------------- -- -------------- -- ------------- --- -------------
  Net operating loss                          $       (35)      $      (63)       $      (143)     $       (123)
                                              --- ------------- -- -------------- -- ------------- --- -------------
  Net loss                                    $       (68)      $     (149)       $      (179)     $       (286)
                                              --- ------------- -- -------------- -- ------------- --- -------------
Equity in net losses of affiliates            $       (15)      $      (22)       $       (26)     $        (47)
                                              --- ------------- -- -------------- -- ------------- --- -------------

--------------------------------------------------------------------------------
3. Income Taxes
--------------------------------------------------------------------------------

The differences that caused the FON Group's effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

                                    Year-to-Date
                                      June 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Income tax expense at the
   federal statutory rate     $   343     $    466
Effect of:
   State income taxes, net
     of federal income tax
     effect                        31           39
   Equity in losses of
     foreign joint ventures         -           17
   Goodwill amortization            5            5
   Other, net                      (4)          (4)
-------------------------------------------------------

Income tax expense            $   375     $    523
                              -------------------------

Effective income tax rate         38.2%        39.2%
                              -------------------------


--------------------------------------------------------------------------------
4.  Accounting for Derivative Instruments
--------------------------------------------------------------------------------

Accounting Standard

In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This Statement became effective for the FON Group on January 1, 2001 and establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities and requires recognition of all derivatives on the balance sheet at fair value, regardless of the hedging relationship designation. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of the relationships designated based on the exposures hedged. Changes in fair value of derivatives designated as fair value hedges are recognized in earnings along with fair value changes of the hedged item. Changes in fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income and are recognized in earnings when the hedged item affects earnings. Changes in fair value of derivative instruments that do not qualify for hedge relationship designation are recognized in earnings.

Risk Management Policies

Sprint selectively enters into interest rate swap and cap agreements to manage its exposure to interest rate changes on its debt. Sprint also enters into forward contracts and options in foreign currencies to reduce the impact of changes in foreign exchange rates. Sprint's derivative transactions are used principally for hedging purposes and comply with Board-approved policies.

Sprint enters into interest rate swap agreements to minimize exposure to interest rate movements and achieve an optimal mixture of floating and fixed rate debt while minimizing liquidity risk. The interest rate swap agreements designated as fair value hedges effectively convert Sprint's fixed rate debt to a floating rate by receiving fixed rate amounts in exchange for floating rate interest payments over the life of the agreement without an exchange of the underlying principal amount. Sprint enters into interest rate swap agreements designated as cash flow hedges to reduce the impact of interest rate movements on future interest expense by effectively converting a portion of its floating rate debt to a fixed rate.

In certain business transactions, Sprint is granted warrants to purchase the securities of other companies at fixed rates. These warrants are supplemental to the terms of the business transactions and are not designated as hedging instruments.

Sprint's foreign exchange risk management program focuses on reducing transaction exposure to optimize consolidated cash flow. Sprint's primary transaction exposure results from net payments made to overseas telecommunications companies for completing international calls made by Sprint's domestic customers. Forward contracts, which function as natural hedges, are used to offset the impact of foreign currency fluctuations in these payments.

Derivative Accounting Under the Standard

The derivative instruments the FON Group holds are interest rate swaps and stock warrants. The interest rate swaps meet all the required criteria of SFAS No. 133 for the assumption of perfect effectiveness resulting in no recognition of changes in their fair values in earnings upon adoption or during the life of the swaps. The stock warrants are not designated as hedging instruments and changes in the fair values of these derivative instruments are recognized in earnings during the period of change. Forward contracts held during the period are not designated as hedges and, accordingly, not affected by the adoption of SFAS No. 133.

Upon adoption of SFAS No. 133, the FON Group recorded a cumulative reduction in other comprehensive income of $9 million. The total fair value of the stock warrants held by the FON Group on the date of adoption was not material and required no transition adjustment to earnings. The reduction in other comprehensive income results from a decrease in fair value of cash flow hedges resulting from interest rate fluctuations. The decrease is recorded in "Net unrealized losses on qualifying cash flow hedges" in the FON Group's Combined Statements of Comprehensive Income. The net derivative losses included in other comprehensive income as of January 1, 2001 are not expected to be reclassified into earnings within the next 12-month period because the FON Group intends to hold the qualifying cash flow hedges until maturity in 2002.

The FON Group recorded a net derivative gain in earnings of $0.2 million (net of tax of $0.1 million) for the 2001 year-to-date period due to changes in the fair value of the stock warrants that are not designated as hedging instruments. There was not a material fluctuation in valuation of warrants held during the 2001 second quarter. The net derivative gain is included in Other income, net on the Combined Statements of Operations. The FON Group recorded a $6 million reduction in other comprehensive income in the 2001 year-to-date period resulting from losses on cash flow hedges. There was not a material fluctuation in valuation of the cash flow hedges held during the 2001 second quarter.

--------------------------------------------------------------------------------
5. Debt and Capital Lease Obligations
--------------------------------------------------------------------------------

Sprint reclassifies short-term borrowings to long-term debt because of Sprint's intent and ability to refinance these borrowings on a long-term basis. The amount reclassified is limited to the long-term portion of Sprint's unused credit facilities. At the end of June 2001, short-term borrowings exceeded the long-term portion of those unused credit facilities. Accordingly, the amount of commercial paper borrowings and other bank notes allocated to the FON Group and reclassified to long-term debt was limited to $495 million.

In February 2001, Sprint repaid, prior to scheduled maturities, $18 million of first mortgage bonds. These bonds had an interest rate of 9.9%. This resulted in a $1 million after-tax extraordinary loss for the FON Group.

--------------------------------------------------------------------------------
6. Conversion of FON Common Stock Underlying Class A Common Stock
--------------------------------------------------------------------------------

On June 4, 2001, Sprint completed a registered secondary offering on behalf of France Telecom (FT) and Deutsche Telekom AG (DT) in which they sold 174.8 million shares of FON common stock (including 22.8 million shares to cover over-allotments), which represented an approximate 10% voting interest in Sprint. Sprint did not receive any proceeds from this offering. The FON common stock underlying Class A common stock of 86.2 million shares and Series 3 FON common stock of 88.6 million shares were converted into Series 1 FON common stock upon the sale.

--------------------------------------------------------------------------------
7. Combined Attributed Net Assets
--------------------------------------------------------------------------------

                                         Year-to-Date
                                           June 30,
                                             2001
-------------------------------------   ---------------
                                          (millions)
Beginning balance                    $      12,343
Net income                                     605
Dividends                                     (218)
Common stock issued                             39
Tax benefit of stock
   compensation                                  7
Other comprehensive loss                       (11)
Intergroup stock compensation                 (151)
Other, net                                      17
-------------------------------------------------------

Ending balance                       $      12,631
                                     ------------------


--------------------------------------------------------------------------------
8. Litigation, Claims and Assessments
--------------------------------------------------------------------------------

FON shareholders are subject to all of the risks related to an investment in Sprint and the FON Group, including the effects of any legal proceedings and claims against the PCS Group.

In December 2000, Amalgamated Bank, an institutional shareholder, filed a derivative action purportedly on behalf of Sprint against certain of its current and former officers and directors in the Jackson County, Missouri, Circuit Court. The complaint alleges that the individual defendants breached their fiduciary duties to Sprint and were unjustly enriched by making undisclosed amendments to Sprint's stock option plans, by failing to disclose certain information concerning regulatory approval of the proposed merger of Sprint and WorldCom, and by overstating Sprint's earnings for the first quarter of 2000. The plaintiff seeks damages, to be paid to Sprint, in an unspecified amount. Two additional, substantially identical, derivative actions by other shareholders have been filed.

Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not be material to the FON Group's combined financial statements.

--------------------------------------------------------------------------------
9. Segment Information
--------------------------------------------------------------------------------

The FON Group operates in three business segments: the global markets division, the local division and the product distribution and directory publishing businesses.

Sprint generally accounts for transactions between segments based on fully distributed costs, which Sprint believes approximates fair value.

Beginning in the 2000 fourth quarter, Sprint changed its segment reporting to align financial reporting with changes in how Sprint manages operations and assesses its performance. Using several factors, Sprint combined its long distance operation, Sprint ION, broadband fixed wireless services and certain other ventures into one division, global markets. The global markets division now includes four major revenue streams: voice, data, Internet, and other. Additionally, Sprint shifted the recognition of consumer long distance revenues and expenses associated with customers in its local franchise territories from the global markets division to the local division. The product distribution and directory publishing businesses is managed based on products and services provided to the market. As a result, all previously reported financial information relating to these segments has been restated to reflect the current composition of each segment.

Segment financial information was as follows:

--------------------------------------------------------------------------------------------------------------------
                                                                         Product
                                             Global                    Distribution    Corporate         Sprint
Quarters Ended                              Markets         Local           &             and              FON
June 30,                                    Division      Division      Directory    Eliminations(1)      Group
                                                                       Publishing
--------------------------------------------------------------------------------------------------------------------
                                                                        (millions)
2001
Net operating revenues                  $   2,563      $    1,552    $     474     $    (279)      $     4,310
Affiliated revenues                           153              67          200          (279)              141
Operating income (loss)                       (47)            466           79           (10)              488

2000
Net operating revenues                  $   2,687      $    1,523    $     471     $    (235)      $     4,446
Affiliated revenues                           105              44          174          (235)               88
Operating income (loss)                       240             456           68          (173)              591
--------------------------------------------------------------------------------------------------------------------

(1) Significant intercompany eliminations consist of local access charged to the global markets division, equipment purchases from the product distribution business and interexchange services provided to the local division.


--------------------------------------------------------------------------------------------------------------------
                                                                         Product
                                             Global                    Distribution    Corporate         Sprint
Year-to-Date                                Markets         Local           &             and              FON
June 30,                                    Division      Division      Directory    Eliminations         Group
                                                                       Publishing
--------------------------------------------------------------------------------------------------------------------
                                                                        (millions)
2001
Net operating revenues                  $   5,130      $    3,105    $     968     $    (535)      $     8,668
Affiliated revenues                           283             123          388          (535)              259
Operating income (loss)                       (22)            904          157           (19)            1,020

2000
Net operating revenues                  $   5,314      $    3,052    $     932     $    (448)      $     8,850
Affiliated revenues                           200              93          334          (448)              179
Operating income (loss)                       505             889          135          (180)            1,349
--------------------------------------------------------------------------------------------------------------------

Net operating revenues by product and services were as follows:

--------------------------------------------------------------------------------------------------------------------
                                                                         Product
                                             Global                    Distribution                      Sprint
Quarters Ended                              Markets         Local           &                              FON
June 30,                                    Division      Division      Directory    Eliminations(1)      Group
                                                                       Publishing
--------------------------------------------------------------------------------------------------------------------
                                                                        (millions)
2001
Voice                                   $   1,708      $        -    $       -     $     (29)      $     1,679
Data                                          513               -            -             -               513
Internet                                      262               -            -             -               262
Local service                                   -             735            -             -               735
Network access                                  -             509            -           (50)              459
Long distance                                   -             177            -             -               177
Product distribution                            -               -          334          (198)              136
Directory publishing                            -               -          140             -               140
Other                                          80             131            -            (2)              209
                                        ----------------------------------------------------------------------------

Total net operating revenues            $   2,563      $    1,552    $     474     $    (279)      $     4,310
                                        ----------------------------------------------------------------------------


2000
Voice                                   $   1,795      $        -    $       -     $     (27)      $     1,768
Data                                          485               -            -             -               485
Internet                                      235               -            -             -               235
Local service                                   -             705            -             -               705
Network access                                  -             500            -           (33)              467
Long distance                                   -             178            -             -               178
Product distribution                            -               -          367          (173)              194
Directory publishing                            -               -          104             -               104
Other                                         172             140            -            (2)              310
                                        ----------------------------------------------------------------------------

Total net operating revenues            $   2,687      $    1,523    $     471     $    (235)      $     4,446
                                        ----------------------------------------------------------------------------

(1) Significant intercompany eliminations consist of local access charged to the global markets division, equipment purchases from the product distribution business and interexchange services provided to the local division.


--------------------------------------------------------------------------------------------------------------------
                                                                         Product
                                             Global                    Distribution                      Sprint
Year-to-Date                                Markets         Local           &                              FON
June 30,                                    Division      Division      Directory    Eliminations         Group
                                                                       Publishing
--------------------------------------------------------------------------------------------------------------------
                                                                        (millions)
2001
Voice                                   $   3,444      $        -    $       -     $     (56)      $     3,388
Data                                        1,015               -            -             -             1,015
Internet                                      511               -            -             -               511
Local service                                   -           1,467            -             -             1,467
Network access                                  -           1,014            -           (91)              923
Long distance                                   -             363            -             -               363
Product distribution                            -               -          693          (383)              310
Directory publishing                            -               -          275             -               275
Other                                         160             261            -            (5)              416
                                        ----------------------------------------------------------------------------

Total net operating revenues            $   5,130      $    3,105    $     968     $    (535)      $     8,668
                                        ----------------------------------------------------------------------------


2000
Voice                                   $   3,575      $        -    $       -     $     (53)      $     3,522
Data                                          959               -            -             -               959
Internet                                      453               -            -             -               453
Local service                                   -           1,401            -             -             1,401
Network access                                  -           1,011            -           (62)              949
Long distance                                   -             349            -             -               349
Product distribution                            -               -          722          (331)              391
Directory publishing                            -               -          210             -               210
Other                                         327             291            -            (2)              616
                                        ----------------------------------------------------------------------------

Total net operating revenues            $   5,314      $    3,052    $     932     $    (448)      $     8,850
                                        ----------------------------------------------------------------------------

--------------------------------------------------------------------------------
10. Supplemental Cash Flows Information
--------------------------------------------------------------------------------

The FON Group's cash paid for interest and income taxes was as follows:

                                    Year-to-Date
                                      June 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Interest (net of capitalized
   interest)                  $      81   $      55
                              -------------------------
Income taxes                  $     179   $     165
                              -------------------------



The FON Group's noncash activities included the following:

                                    Year-to-Date
                                      June 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Common stock issued under
   employee stock benefit
   plans                      $      35   $      33
                              -------------------------
Tax benefit from stock
   compensation               $       7   $     172
                              -------------------------
Stock received for stock
   options exercised          $       -   $      23
                              -------------------------
Debt redeemed with
   investments in equity
   securities                 $       -   $     275
                              -------------------------

--------------------------------------------------------------------------------
11. Discontinued Operation
--------------------------------------------------------------------------------

In the 2000 first quarter, Sprint sold its interest in Global One to FT and DT. Sprint received $1.1 billion in cash and was repaid $276 million for advances for its entire stake in Global One. As a result of Sprint's sale of its interest in Global One, the FON Group's gain on the sale has been reported as a discontinued operation.

The FON Group recorded an after-tax gain related to the sale of Sprint's interest in Global One of $675 million in the first quarter of 2000.

--------------------------------------------------------------------------------
12. Merger Termination
--------------------------------------------------------------------------------

On July 13, 2000, Sprint and WorldCom, Inc. announced that the boards of directors of both companies terminated their merger agreement, previously announced in October 1999, as a result of regulatory opposition to the merger. In the 2000 second quarter, the FON Group recognized a one-time, pre-tax charge of $163 million for costs associated with the terminated merger.

--------------------------------------------------------------------------------
13. Recently Issued Accounting Pronouncements
--------------------------------------------------------------------------------

In June 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets."

Statement No. 141 supercedes the Accounting Principles Board (APB) Opinion No. 16, "Business Combinations," and Statement No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises." This statement requires accounting for all business combinations using the purchase method and changes the criteria for recognizing intangible assets apart from goodwill. The statement is effective for all business combinations initiated after June 30, 2001.

Statement No. 142 supercedes APB Opinion No. 17, "Intangible Assets," and addresses how purchased intangibles should be accounted for upon acquisition. The statement proscribes the necessary accounting for both identifiable intangibles and goodwill after initial recognition. Amortization of goodwill will cease upon adoption of this statement and periodic impairment testing of all intangibles will be required. The FON Group is currently assessing the impact of this standard and expects to complete that assessment by year-end. This statement is effective for fiscal years beginning after December 15, 2001.

--------------------------------------------------------------------------------
14. Subsequent Event
--------------------------------------------------------------------------------

In July 2001, Sprint's Board of Directors declared a dividend of 12.5 cents per share on the Sprint FON common stock. Dividends will be paid September 28, 2001.

MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION                  Sprint FON Group
AND RESULTS OF OPERATIONS                                (an integrated business
                                                          of Sprint Corporation)

--------------------------------------------------------------------------------
Forward-looking Information
--------------------------------------------------------------------------------

Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

o the effects of vigorous competition in the markets in which Sprint operates;

o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;

o the ability of the PCS Group to continue to grow a significant market presence;

o the effects of mergers and consolidations within the telecommunications industry;

o    the uncertainties related to Sprint's strategic investments;

o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;

o    unexpected results of litigation filed against Sprint;

o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control; and

o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission.

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are found throughout Management's Discussion. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this report or unforeseen events.

--------------------------------------------------------------------------------
Sprint FON Group
--------------------------------------------------------------------------------

Operating Segments

Sprint's business is divided into four lines of business: the global markets division, the local division, the product distribution and directory publishing businesses, and the PCS wireless telephony products and services business. The FON Group includes the global markets division, the local division and the product distribution and directory publishing businesses, and the PCS Group includes the PCS wireless telephony products and services business. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division and the product distribution and directory publishing businesses.

During 2000, Sprint changed the segments comprising the FON Group to align financial reporting with changes in how Sprint manages the FON Group's operations and assesses its performance. The FON Group operates in three business segments: the global markets division, the local division and the product distribution and directory publishing businesses.

Board Discretion Regarding Tracking Stocks

Sprint's Board of Directors has the discretion to, among other things, make operating and financial decisions that could favor one group over the other and, subject to the restrictions in Sprint's articles of incorporation, to change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Under the applicable corporate law, Sprint's Board owes its fiduciary duties to all of Sprint's shareholders and there is no board of directors that owes separate duties to the holders of either the FON common stock or the PCS common stock. The Tracking Stock Policies, adopted by Sprint's Board, provide that the Board, in resolving material matters in which the holders of FON common stock and PCS common stock have potentially divergent interests, will act in the best interests of Sprint and all of its common shareholders after giving fair consideration to the potentially divergent interests of the holders of the separate classes of Sprint common stock. These policies may be changed by the Board without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

Global Markets Division

The global markets division provides a broad suite of communications services targeted to domestic business and residential customers, multinational corporations and other communications companies. These services include domestic and international voice; Internet; data communications such as frame relay access and transport, web hosting, virtual private networks, and managed security services; and broadband services.

Sprint is deploying integrated communications services, referred to as Sprint ION(R). Sprint ION extends Sprint's existing network capabilities to the customer and enables Sprint to provide the network infrastructure to meet customers' demands for advanced services including integrated voice, data, Internet and video. Sprint uses various advanced services last-mile technologies, including dedicated access and Digital Subscriber Line (xDSL), and expects to use Multipoint Multichannel Distribution Services (MMDS). Digital Subscriber Line technology enables high-speed transmission of data over existing copper telephone lines between the customer and the service provider, and MMDS is a fixed wireless network that distributes signals through microwave from a single transmission point to multiple receiving points.

Sprint is currently reevaluating its high-speed integrated communications strategy. This reevaluation may impact the valuation of certain assets and other resources deployed in pursuit of this strategy, as well as service plans offered by the company. Sprint anticipates this valuation analysis will be concluded this year.

The global markets division also includes the operating results of the cable TV service operations of the broadband fixed wireless companies. During 2000 and 2001, Sprint converted several markets served by MMDS capabilities from cable TV services to high-speed data services. Global markets operating results reflect the development costs and the operating revenues and expenses of these broadband fixed wireless services. Sprint intends to provide broadband data and voice services to additional markets served by these capabilities.

Included  in  the  global  markets   division  are  the  costs  of  establishing
international operations beginning in 2000.

Local Division

The local division consists mainly of regulated local phone companies serving approximately 8.3 million access lines in 18 states. It provides local phone services, access by phone customers and other carriers to its local network, consumer long distance services to customers within its franchise territories, sales of telecommunications equipment, and other long distance services within certain regional calling areas, or LATAs.

Product Distribution and Directory Publishing Businesses

The product distribution business provides wholesale distribution services of telecommunications products. The directory publishing business publishes and markets white and yellow page phone directories.

--------------------------------------------------------------------------------
Results of Operations
--------------------------------------------------------------------------------

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                           June 30,                             Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues                         $     4,310      $     4,446       $      (136)          (3.1)%
Operating expenses                                   3,822            3,855               (33)          (0.9)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating income                               $       488      $       591       $      (103)         (17.4)%
                                               -- ------------- -- -------------- -- -------------

Income from continuing operations              $       290      $       365       $       (75)         (20.5)%
                                               -- ------------- -- -------------- -- -------------

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                         Year-to-Date
                                                           June 30,                             Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues                         $     8,668      $     8,850       $      (182)          (2.1)%
Operating expenses                                   7,648            7,501               147            2.0%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating income                               $     1,020      $     1,349       $      (329)         (24.4)%
                                               -- ------------- -- -------------- -- -------------

Income from continuing operations              $       606      $       810       $      (204)         (25.2)%
                                               -- ------------- -- -------------- -- -------------

In the 2001 year-to-date period, income from continuing operations includes a nonrecurring gain of $9 million from investment activities. In the 2000 second quarter and year-to-date period, income from continuing operations includes a nonrecurring charge of $105 million for costs associated with the terminated WorldCom merger and a nonrecurring gain of $27 million from the sale of an independent directory publishing operation. Income from continuing operations in the 2000 year-to-date period also includes net nonrecurring gains of $17 million from investment activities. Excluding nonrecurring items, income from continuing operations was $597 million in the 2001 year-to-date period, $443 million in the 2000 second quarter and $871 million in the 2000 year-to-date period.

--------------------------------------------------------------------------------
Segmental Results of Operations
--------------------------------------------------------------------------------

Global Markets Division

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                           June 30,                             Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues
   Voice                                       $     1,708      $     1,795       $       (87)          (4.8)%
   Data                                                513              485                28            5.8%
   Internet                                            262              235                27           11.5%
   Other                                                80              172               (92)         (53.5)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total net operating revenues                         2,563            2,687              (124)          (4.6)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                    1,528            1,417               111            7.8%
   Selling, general and administrative                 748              763               (15)          (2.0)%
   Depreciation and amortization                       334              267                67           25.1%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total operating expenses                             2,610            2,447               163            6.7%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating income (loss)                        $       (47)     $       240       $      (287)            NM
                                               -- ------------- -- -------------- -- -------------

Operating margin                                       NM               8.9%
                                               -- ------------- -- --------------

NM = Not meaningful


                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                         Year-to-Date
                                                           June 30,                             Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues
   Voice                                       $     3,444      $     3,575       $      (131)          (3.7)%
   Data                                              1,015              959                56            5.8%
   Internet                                            511              453                58           12.8%
   Other                                               160              327              (167)         (51.1)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total net operating revenues                         5,130            5,314              (184)          (3.5)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                    3,017            2,739               278           10.1%
   Selling, general and administrative               1,499            1,538               (39)          (2.5)%
   Depreciation and amortization                       636              532               104           19.5%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total operating expenses                             5,152            4,809               343            7.1%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating income (loss)                        $       (22)     $       505       $      (527)            NM
                                               -- ------------- -- -------------- -- -------------

Operating margin                                       NM               9.5%
                                               -- ------------- -- --------------

NM = Not meaningful

Net Operating Revenues

Net operating revenues decreased 5% in the 2001 second quarter and 3% in the 2001 year-to-date period from the same 2000 periods. Minute growth was 18% in the 2001 second quarter and 20% in the 2001 year-to-date period compared to the same 2000 periods. The calling volume growth, driven in part by the increase in wholesale minutes sold to the PCS Group, was more than offset by a highly competitive pricing environment. The decreases in net operating revenues reflect cable capacity sales in the 2000 second quarter and year-to-date period with no corresponding capacity sales in the same 2001 periods. These decreases also reflect a decline in network management services, professional services and legacy data services, partly offset by growth in Internet communications and data services revenues. Revenue and operating income growth will likely continue to be impacted by pricing pressures and increased spending to support the growth of Internet Protocol services.

Voice Revenues

Voice revenues decreased 5% in the 2001 second quarter and 4% in the 2001 year-to-date period from the same 2000 periods due to a decline in consumer and business voice revenues resulting from a more competitive pricing environment. Consumer voice revenues were also impacted by lower calling card usage partly offset by increased prepaid and international services. The decline in business voice revenues mainly reflects decreased inbound and outbound toll-free calls.

Data Revenues

Data revenues increased 6% in the 2001 second quarter and year-to-date period from the same 2000 periods due to increased sales in current-generation data services, including asynchronous transfer mode and frame relay services, largely offset by a decline in network management services.

Internet Revenues

Internet revenues increased 11% in the 2001 second quarter and 13% in the 2001 year-to-date period from the same 2000 periods due to strong growth in dedicated service revenues partly offset by a slight decline in dial-up Internet service provider-related revenues.

Other Revenues

Other revenues decreased 53% in the 2001 second quarter and 51% in the 2001 year-to-date period from the same 2000 periods. The decreases reflect cable capacity sales in the 2000 second quarter and year-to-date period with no corresponding cable capacity sales in the same 2001 periods. The decreases also reflect a decline in professional services and legacy data services.

Costs of Services and Products

Costs of services and products include interconnection costs paid to local phone companies, other domestic service providers and foreign phone companies to complete calls made by the division's domestic customers, costs to operate and maintain the long distance network and the Internet protocol network, costs of equipment and transmission capacity sales, and costs related to the development and deployment of Sprint ION. These costs increased 8% in the 2001 second quarter and 10% in the 2001 year-to-date period from the same 2000 periods.

Interconnection costs increased 15% in the 2001 second quarter and 16% in the 2001 year-to-date period from the same 2000 periods due to increased calling volumes.

All other costs of services and products decreased 3% in the 2001 second quarter and remained flat in the 2001 year-to-date period compared to the same 2000 periods due to decreases in costs related to sales of transoceanic cable in 2000 with no corresponding sales in 2001. These decreases were largely offset by increased network costs of the long distance operation and costs associated with Sprint ION.

Total costs of services and products for global markets were 59.6% of net operating revenues in the 2001 second quarter and 58.8% in the 2001 year-to-date period compared to 52.7% and 51.5% for the same periods a year ago.

Selling, General and Administrative Expense

Selling, general and administrative (SG&A) expense decreased 2% in the 2001 second quarter and 3% in the 2001 year-to-date period from the same 2000 periods due to a reduction in advertising and promotion costs in both the consumer and business markets and a strong emphasis on cost control, partly offset by increased marketing and promotions of Internet services and an increase in bad debt expense related to wholesale customers. SG&A expense was 29.2% of net operating revenues in the 2001 second quarter and year-to-date periods compared to 28.4% and 29.0% for the same periods a year ago.

Depreciation and Amortization Expense

Depreciation and amortization expense increased 25% in the 2001 second quarter and 20% in the 2001 year-to-date period from the same periods a year ago due to an increased asset base to enhance network reliability and meet increased demand for voice and data-related services as well as an increasing asset base for growth of Internet Protocol services and other growth initiatives. Depreciation and amortization expense was 13.0% of net operating revenues in the 2001 second quarter and 12.4% in the 2001 year-to-date period compared to 9.9% and 10.0% for the same periods a year ago.

Local Division

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                           June 30,                             Variance
                                              -----------------------------------    -------------------------------
                                                    2001              2000                $               %
--------------------------------------------- ----------------- ----------------- -- ------------- -----------------
                                                                  (millions)
Net operating revenues
   Local service                              $        735      $       705       $        30             4.3%
   Network access                                      509              500                 9             1.8%
   Long distance                                       177              178                (1)           (0.6)%
   Other                                               131              140                (9)           (6.4)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total net operating revenues                         1,552            1,523                29             1.9%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                      484              471                13             2.8%
   Selling, general and administrative                 327              313                14             4.5%
   Depreciation and amortization                       275              283                (8)           (2.8)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total operating expenses                             1,086            1,067                19             1.8%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating income                              $        466      $       456       $        10             2.2%
                                              --- ------------- -- -------------- -- -------------

Operating margin                                      30.0%            29.9%
                                              --- ------------- -- --------------


                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                         Year-to-Date
                                                           June 30,                             Variance
                                              -----------------------------------    -------------------------------
                                                    2001              2000                $               %
--------------------------------------------- ----------------- ----------------- -- ------------- -----------------
                                                                  (millions)
Net operating revenues
   Local service                              $      1,467      $     1,401       $        66             4.7%
   Network access                                    1,014            1,011                 3             0.3%
   Long distance                                       363              349                14             4.0%
   Other                                               261              291               (30)          (10.3)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total net operating revenues                         3,105            3,052                53             1.7%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                      980              951                29             3.0%
   Selling, general and administrative                 665              650                15             2.3%
   Depreciation and amortization                       556              562                (6)           (1.1)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total operating expenses                             2,201            2,163                38             1.8%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating income                              $        904      $       889       $        15             1.7%
                                              --- ------------- -- -------------- -- -------------

Operating margin                                      29.1%            29.1%
                                              --- ------------- -- --------------

Net Operating Revenues

At the beginning of the 2000 third quarter, Sprint changed its transfer pricing for certain transactions between FON Group entities. The main effect of this change was a reduction in the local division's "Net Operating Revenues - Other Revenues." In addition, Sprint's local division transferred a customer service and telemarketing organization to the PCS Group at the beginning of the 2000 second quarter. For comparative purposes, the following discussion of local division results assumes the transfer pricing change and the transfer of the customer service and telemarketing organization occurred at the beginning of 2000. Adjusting for the transfer pricing change and this transfer, operating margin would have been 29.3% for the 2000 second quarter and 28.7% for the 2000 year-to-date period.

Net operating revenues increased 3% in the 2001 second quarter and year-to-date periods from the same 2000 periods. These increases mainly reflect increased special access service revenues and increased sales of network-based services such as Caller ID and Call Waiting. Sales of network-based services increased due to strong demand for bundled services which combine local service, network-based features and long distance calling. The local division ended the 2001 second quarter with approximately 8.3 million switched access lines, a 1% increase during the past 12 months. Access line growth was impacted by a slower economy, increases in subscriber line prices and wireless, cable and DSL substitution. On a voice-grade equivalent basis, which includes both traditional switched services and high capacity lines, access lines grew 17% during the past 12 months. This growth reflects many business customers switching from individual lines to high capacity dedicated circuits.

Local Service Revenues

Local service revenues, derived from local exchange services, grew 4% in the 2001 second quarter and 5% in the 2001 year-to-date period from the same 2000 periods because of continued demand for network-based services, as well as increased equipment maintenance and private line revenues.

Network Access Revenues

Network access revenues, derived from long distance phone companies using the local network to complete calls, increased 2% in the 2001 second quarter and remained flat in the 2001 year-to-date period compared to the same 2000 periods. Strong growth in special access services in the 2001 second quarter and year-to-date periods was largely offset by a 3% decline in minutes of use and FCC-mandated access rate reductions which took effect in July 2000.

Long Distance Revenues

Long distance revenues are mainly derived from providing consumer long distance services to customers within Sprint's local franchise territories and other long distance services within specified regional calling areas, or LATAs, that are beyond the local calling area. These revenues decreased 1% in the 2001 second quarter and increased 4% in the 2001 year-to-date period from the same 2000 periods. In the 2001 year-to-date period, sales of consumer long distance services increased reflecting the success of bundled services, but were largely offset by a decline in intra-LATA long distance services. In the 2001 second quarter, increased sales of consumer long distance service were more than offset by a decline in intra-LATA long distance services.

Other Revenues

Other revenues increased 3% in the 2001 second quarter and 7% in the 2001 year-to-date period from the same 2000 periods mainly because of an increase in collocation revenues. Equipment sales were flat in the 2001 second quarter and increased 3% in the 2001 year-to-date period compared to the same 2000 periods.

Costs of Services and Products

Costs of services and products include costs to operate and maintain the local network and costs of equipment sales. These costs increased 3% in the 2001 second quarter and 5% in the 2001 year-to-date period compared to the same 2000 periods due to increased reciprocal compensation costs resulting from calling traffic exchanged with wireless and competitive local exchange carriers, increased access costs associated with consumer long distance revenues and increased costs of equipment sales. Costs of services and products were 31.2% of net operating revenues in the 2001 second quarter and 31.6% in the 2001 year-to-date period compared to 31.2% for the same periods a year ago.

Selling, General and Administrative Expense

SG&A expense increased 4% in the 2001 second quarter and 3% in the 2001 year-to-date period compared to the same 2000 periods mainly due to an increase in bad debt expense related to retail and wholesale customer accounts. SG&A expense was 21.1% of net operating revenues in the 2001 second quarter and 21.4% in the 2001 year-to-date period compared to 20.7% and 21.4% for the same periods a year ago.

Depreciation and Amortization Expense

Depreciation and amortization expense decreased 3% in the 2001 second quarter and 1% in the 2001 year-to-date period compared to the same 2000 periods reflecting an increase to the depreciable lives for certain assets partly offset by higher property balances. Depreciation and amortization expense was 17.7% of net operating revenues in the 2001 second quarter and 17.9% in the 2001 year-to-date period compared to 18.8% and 18.7% for the same periods a year ago.


Product Distribution and Directory Publishing Businesses

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                           June 30,                             Variance
                                              -----------------------------------    -------------------------------
                                                    2001              2000                $               %
--------------------------------------------- ----------------- ----------------- -- ------------- -----------------
                                                                  (millions)
Net operating revenues                        $        474      $       471       $       3               0.6%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                      344              359             (15)             (4.2)%
   Selling, general and administrative                  46               40               6              15.0%
   Depreciation and amortization                         5                4               1              25.0%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total operating expenses                               395              403              (8)             (2.0)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating income                              $         79      $        68       $      11              16.2%
                                              --- ------------- -- -------------- -- -------------

Operating margin                                      16.7%            14.4%
                                              --- ------------- -- --------------


                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                         Year-to-Date
                                                           June 30,                             Variance
                                              -----------------------------------    -------------------------------
                                                    2001              2000                $               %
--------------------------------------------- ----------------- ----------------- -- ------------- -----------------
                                                                  (millions)
Net operating revenues                        $        968      $       932       $      36               3.9%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                      708              710              (2)             (0.3)%
   Selling, general and administrative                  94               79              15              19.0%
   Depreciation and amortization                         9                8               1              12.5%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total operating expenses                               811              797              14               1.8%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating income                              $        157      $       135       $      22              16.3%
                                              --- ------------- -- -------------- -- -------------

Operating margin                                      16.2%            14.5%
                                              --- ------------- -- --------------

Net operating revenues increased 1% in the 2001 second quarter and 4% in the 2001 year-to-date period compared to the same 2000 periods. Nonaffiliated revenues accounted for approximately 60% of revenues in both the 2001 and 2000 second quarters and year-to-date periods. Nonaffiliated revenues decreased 8% in the 2001 second quarter and 3% in the 2001 year-to-date period compared to the same 2000 periods reflecting an industry slow down in capital spending, partly offset by increased revenues due to the consolidation of a directory publishing partnership. Beginning in the 2000 third quarter, the directory publishing partnership, previously accounted for as an equity method investment, was fully consolidated due to a restructuring in the partnership, which resulted in transfer of control to Sprint.

Affiliated revenues increased 15% in the 2001 second quarter and 16% in the 2001 year-to-date period compared to the same 2000 periods reflecting a change in the mix of the local division's capital program to more network equipment and components. In the 2000 second quarter and year-to-date periods, affiliate sales were lower because the local division generally purchased electronics and software directly from manufacturers.

Operating expenses decreased 2% in the 2001 second quarter and increased 2% in the 2001 year-to-date period compared to the same 2000 periods. The decrease in the 2001 second quarter reflects decreased costs of services and products due to a decline in equipment sales, partly offset by increased costs of services and products and SG&A expense due to the consolidation of the directory publishing partnership. The increase in the 2001 year-to-date period reflects an increase of SG&A expense due to the consolidation of the directory publishing partnership.

--------------------------------------------------------------------------------
Nonoperating Items
--------------------------------------------------------------------------------

Interest Expense

Interest expense on borrowings incurred by Sprint and allocated to the PCS Group is based on rates the PCS Group would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. The difference between Sprint's actual interest rates and the rates charged to the PCS Group is reflected as a reduction in the FON Group's interest expense as follows:


                                                        Quarters Ended                      Year-to-Date
                                                           June 30,                           June 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                                           (millions)
FON Group interest costs                      $        89       $       69        $       180      $        166
Credit from the PCS Group                             (73)             (58)              (137)             (116)
                                              --- ------------- -- -------------- -- ------------- --- -------------
Interest expense                              $        16       $       11        $        43      $         50
                                              --- ------------- -- -------------- -- ------------- --- -------------

The FON Group's effective interest rate on long-term debt was 7.2% in the 2001 second quarter, 7.3% in the 2001 year-to-date period, 7.3% in the 2000 second quarter and 7.4% in the 2000 year-to-date period. The decrease mainly reflects the additional debt with lower interest rates. Interest costs on short-term borrowings classified as long-term debt, intergroup borrowings, deferred compensation plans, customer deposits, and the credit from the PCS Group detailed above have been excluded so as not to distort the effective interest rate on long-term debt.

Other Income, Net

Other income (expense) consisted of the following:

                                                        Quarters Ended                      Year-to-Date
                                                           June 30,                           June 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                                           (millions)
Dividend and interest income                  $        12       $        9        $        25      $         20
Equity in net losses of affiliates                    (15)             (22)               (26)              (47)
Gain on sale of directory publishing
   operation                                            -               45                  -                45
Net gains (losses) from investments                    (2)              (3)                (2)               23
Other, net                                              4               (2)                 7                (7)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Total                                         $        (1)      $       27        $         4      $         34
                                              --- ------------- -- -------------- -- ------------- --- -------------

Dividend and interest income for both the 2001 and 2000 second quarter and year-to-date periods reflect dividends earned on cost method investments and interest earned on temporary investments.

In the 2001 second quarter and year-to-date period, investments accounted for using the equity method consisted primarily of the FON Group's investments in Intelig, a long distance provider in Brazil, and other strategic investments. In the 2000 second quarter and year-to-date period, investments accounted for using the equity method included the FON Group's investments in EarthLink, Inc., an Internet service provider, and Call-Net, a long distance operation in Canada, and other strategic investments.

Net gains from investments in the 2000 year-to-date period mainly include a gain associated with equity securities used to retire debt instruments offset by net losses on miscellaneous investment activities.

Income Taxes

See Note 3 of Condensed Notes to Combined Financial Statements for information about the differences that caused the effective income tax rates to vary from the federal statutory rate for income taxes related to continuing operations.

Discontinued Operation, Net

In the 2000 first quarter, Sprint sold its interest in Global One to France Telecom and Deutsche Telekom AG.

Sprint received $1.1 billion in cash and was repaid $276 million for advances for its entire stake in Global One. As a result of Sprint's sale of its interest in Global One, the FON Group's gain on sale has been reported as a discontinued operation. The FON Group recorded an after-tax gain related to the sale of Sprint's interest in Global One of $675 million in the first quarter of 2000.

Extraordinary Item, Net

In the 2001 first quarter, Sprint repaid, prior to scheduled maturities, $18 million of first mortgage bonds. These bonds had an interest rate of 9.9%. This resulted in a $1 million after-tax extraordinary loss for the FON Group.

--------------------------------------------------------------------------------
Financial Condition
--------------------------------------------------------------------------------

                           June 30,     December 31,
                             2001           2000
------------------------------------------------------
                                 (millions)
Combined assets       $      24,599    $    23,649
                      --------------------------------


The FON Group's combined assets increased $950 million in the 2001 year-to-date period. Net property, plant and equipment increased $1.4 billion reflecting capital expenditures to support the build-out of the Internet protocol network and long distance and local network enhancements, partly offset by depreciation. Offsetting decreases in the FON Group's combined assets primarily reflect a reduction in current assets. See "Liquidity and Capital Resources" for more information about changes in the FON Group's Combined Balance Sheets.

--------------------------------------------------------------------------------
Liquidity and Capital Resources
--------------------------------------------------------------------------------

Sprint's Board of Directors has the power to make determinations that may impact the financial and liquidity position of each of the tracking stock groups. This power includes the ability to prioritize the use of capital and debt capacity, to determine cash management policies and to make decisions regarding the timing and amount of capital expenditures. The actions of the Board of Directors are subject to its fiduciary duties to all shareholders of Sprint, and not just to the holders of a particular class of common stock. Given the above, it may be difficult for investors to assess each group's liquidity and capital resources and in turn the future prospects of each group based on past performance.

Operating Activities

                                 Year-to-Date
                                   June 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows provided
   by operating
   activities          $    1,776     $      1,615
                       -------------------------------


Operating cash flows increased $161 million in the 2001 year-to-date period mainly reflecting decreases in working capital requirements partly offset by a decline in the FON Group's operating results.

Investing Activities

                                 Year-to-Date
                                   June 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows used by
   investing
   activities          $   (2,586)    $       (945)
                       -------------------------------


Capital expenditures totaled $2.6 billion in the 2001 year-to-date period and $1.8 million in the same 2000 period. Global markets division capital expenditures were incurred mainly to enhance network reliability, meet increased demand for data-related services and upgrade capabilities for providing new products and services and to continue development and hardware deployment for Sprint ION. The local division incurred capital expenditures to accommodate voice grade equivalent growth, expand capabilities for providing enhanced services and continue the build-out of high-speed DSL services. Other FON Group capital expenditures were incurred for Sprint's World Headquarters Campus.

In February 2000, the FON Group received $1.4 billion from the sale of its investment in Global One.

"Investments in and loans to affiliates, net" consisted mainly of the FON Group's investments in EarthLink and Intelig.

Financing Activities

                                 Year-to-Date
                                   June 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows provided
   (used) by
   financing
   activities          $      728     $       (660)
                       -------------------------------


Financing activities in the 2001 year-to-date period mainly reflect net borrowings of $1.1 billion compared to net payments on borrowings of $519 million in the same 2000 period.

The FON Group paid cash dividends of $219 million in the 2001 year-to-date period and $214 million in the same 2000 period.

Also included in the 2001 year-to-date financing activities is a $151 million reimbursement to the PCS Group to compensate for the net amount of PCS stock-based compensation granted to FON Group employees and FON stock-based compensation granted to PCS Group employees.

Capital Requirements

The FON Group's 2001 investing activities, mainly consisting of capital expenditures and investments in affiliates, are expected to be $6 billion. FON Group capital expenditures are expected to be $5.9 billion in 2001. The global markets division and local division will require the majority of this total. Investments in affiliates are expected to be approximately $100 million. Dividend payments are expected to approximate $440 million.

Sprint's tax sharing agreement provides for the allocation of income taxes between the FON Group and the PCS Group. Sprint expects the FON Group to continue to make significant payments to the PCS Group under this agreement because of expected PCS Group losses.

The tax sharing agreement applies to tax years ending on or before December 31, 2001. For periods after December 31, 2001, Sprint's board of directors will adopt a tax sharing arrangement that will be designed to allocate tax benefits and burdens fairly between the FON Group and the PCS Group.

                      Supplemental Information -- Annex II



                                Sprint PCS Group
                         Combined Financial Information













The PCS Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the PCS Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.


COMBINED STATEMENTS OF OPERATIONS (Unaudited)                                                      Sprint PCS Group
(millions)                                                                                  (an integrated business
                                                                                             of Sprint Corporation)
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                          Quarters Ended                      Year-to-Date
                                                             June 30,                           June 30,
--------------------------------------------- --- ------------------------------- -- -------------------------------
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Operating Revenues                        $       2,264     $      1,476      $      4,315     $       2,696
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Expenses
   Costs of services and products                     1,161              937             2,295             1,831
   Selling, general and administrative                  612              528             1,276             1,035
   Depreciation                                         438              322               839               611
   Amortization                                         110              134               244               266
   Merger related costs                                   -               24                 -                24
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

   Total operating expenses                           2,321            1,945             4,654             3,767
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Loss                                          (57)            (469)             (339)           (1,071)

Interest expense                                       (300)            (224)             (585)             (444)
Other income (expense), net                             (15)              (9)              (35)               17
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Loss from continuing operations before
   income taxes                                        (372)            (702)             (959)           (1,498)

Income tax benefit                                      125              246               319               532
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Loss from Continuing Operations                        (247)            (456)             (640)             (966)
Extraordinary item, net                                   -                -                 -                (3)
Cumulative effect of change in
   accounting principle, net                              -                -                 2                 -
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Loss                                      $        (247)    $       (456)     $       (638)    $        (969)
                                              --- ------------- -- -------------- -- ------------- --- -------------

























                            See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)                                              Sprint PCS Group
(millions)                                                                                  (an integrated business
                                                                                             of Sprint Corporation)
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                          Quarters Ended                      Year-to-Date
                                                             June 30,                           June 30,
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Loss                                      $     (247)       $    (456)        $      (638)     $       (969)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Other Comprehensive Income (Loss)

Unrealized holding gains on securities                 -                -                   -                 3
Income tax expense                                     -                -                   -                (1)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
Net unrealized holding gains on securities             -                -                   -                 2
Foreign currency translation adjustments              (1)               3                  (1)                3
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Total other comprehensive income (loss)               (1)               3                  (1)                5
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Comprehensive Loss                            $     (248)       $    (453)        $      (639)     $       (964)
                                              --- ------------- -- -------------- -- ------------- --- -------------







































                            See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED BALANCE SHEETS                                                                                Sprint PCS Group
(millions)                                                                                      (an integrated business
                                                                                                 of Sprint Corporation)
-------------------------------------------------------------------------------------------------------------------------
                                                                                         June 30,        December 31,
                                                                                           2001              2000
-------------------------------------------------------------------------------------------------------------------------
                                                                                        (Unaudited)
Assets
    Current assets
      Cash and equivalents                                                             $        136      $        117
      Accounts receivable, net of allowance for doubtful
        accounts of $170 and $96                                                              1,098               902
      Inventories                                                                               541               515
      Prepaid expenses                                                                          138                90
      Current tax benefit receivable from the FON Group                                           -                26
      Other                                                                                     126               200
-------------------------------------------------------------------------------------------------------------------------
      Total current assets                                                                    2,039             1,850

    Property, plant and equipment
      Network equipment                                                                       8,270             7,540
      Construction work in progress                                                           1,996             1,713
      Buildings and leasehold improvements                                                    2,393             2,108
      Other                                                                                     904               756
-------------------------------------------------------------------------------------------------------------------------
      Total property, plant and equipment                                                    13,563            12,117
      Accumulated depreciation                                                               (3,175)           (2,595)
-------------------------------------------------------------------------------------------------------------------------
      Net property, plant and equipment                                                      10,388             9,522

    Investments in affiliates                                                                   159               148

    Intangible assets
      Goodwill                                                                                4,548             4,548
      PCS licenses                                                                            3,059             3,059
      Customer base                                                                             746               747
      Microwave relocation costs                                                                400               411
      Other                                                                                      46                46
-------------------------------------------------------------------------------------------------------------------------
      Total intangible assets                                                                 8,799             8,811
      Accumulated amortization                                                               (1,317)           (1,077)
-------------------------------------------------------------------------------------------------------------------------
      Net intangible assets                                                                   7,482             7,734
    Other                                                                                       517               509
-------------------------------------------------------------------------------------------------------------------------
    Total                                                                              $     20,585      $     19,763
-------------------------------------------------------------------------------------------------------------------------

Liabilities and Combined Attributed Net Assets
    Current liabilities
       Short-term borrowings including current maturities of long-term debt             $      2,996     $        244
       Accounts payable                                                                          480              687
       Construction obligations                                                                  881              997
       Accrued taxes                                                                             222              203
       Accrued interest                                                                          195              119
       Payables to the FON Group                                                                  81              296
       Other                                                                                     896              846
-------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                               5,751            3,392

    Long-term debt and capital lease obligations                                              13,063           14,136

    Deferred credits and other liabilities
       Deferred income taxes                                                                      13               90
       Other                                                                                     292              253
-------------------------------------------------------------------------------------------------------------------------
      Total deferred credits and other liabilities                                               305              343

    Redeemable preferred stock                                                                   526              526

    Combined attributed net assets                                                               940            1,366
-------------------------------------------------------------------------------------------------------------------------

    Total                                                                               $     20,585     $     19,763
-------------------------------------------------------------------------------------------------------------------------

                            See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED STATEMENTS OF CASH FLOWS (Unaudited)                                                         Sprint PCS Group
(millions)                                                                                     (an integrated business
                                                                                                of Sprint Corporation)
------------------------------------------------------------------ ----------------- ----------------- ----------------
Year-to-Date June 30,                                                                      2001             2000
------------------------------------------------------------------ ----------------- ----------------- ----------------


Operating Activities

Net loss                                                                              $     (638)      $     (969)
   Adjustments to reconcile net loss to net cash provided (used)
     by operating activities:
         Equity in net losses of affiliates                                                   47               14
         Depreciation and amortization                                                     1,083              877
         Deferred income taxes                                                               (96)            (232)
         Changes in assets and liabilities:
             Accounts receivable, net                                                       (196)            (102)
             Inventories and other current assets                                            (53)             (15)
             Accounts payable and other current liabilities                                 (151)              33
             Current tax benefit receivable from the FON Group                                26              293
             Affiliate receivables and payables, net                                        (221)             357
             Noncurrent assets and liabilities, net                                           37               44
         Other, net                                                                            8               (6)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash provided (used) by operating activities                                            (154)             294
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------


Investing Activities

Capital expenditures                                                                      (1,712)          (1,435)
Investment in affiliate                                                                      (17)            (200)
Proceeds from sales of assets                                                                 43              166
Other, net                                                                                     -                2
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash used by investing activities                                                     (1,686)          (1,467)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------


Financing Activities

Proceeds from debt                                                                         3,323            1,408
Payments on debt                                                                          (1,653)            (381)
Proceeds from common stock issued                                                              8               66
Dividends paid                                                                                (7)              (7)
Other, net                                                                                   188              156
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash provided by financing activities                                                  1,859            1,242
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Increase in Cash and Equivalents                                                              19               69
Cash and Equivalents at Beginning of Period                                                  117               16
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Cash and Equivalents at End of Period                                                 $      136       $       85
                                                                                     --- ------------- -- -------------














                            See accompanying Condensed Notes to Combined Financial Statements (Unaudited).

CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)                                                     Sprint PCS Group
                                                         (an integrated business
                                                          of Sprint Corporation)

The information in this supplement has been prepared according to Securities and Exchange Commission (SEC) rules and regulations. In our opinion, the combined interim financial statements reflect all adjustments, consisting only of normal recurring accruals, needed to fairly present the PCS Group's combined financial position, results of operations, cash flows and comprehensive loss. The combined financial information is provided as additional disclosure to investors regarding the operations of the PCS Group.

Certain information and footnote disclosures normally included in combined financial statements prepared according to accounting principles generally accepted in the United States have been condensed or omitted. As a result, you should read these financial statements along with Sprint Corporation's 2000 Form 10-K/A. Operating results for the 2001 year-to-date period do not necessarily represent the results that may be expected for the year ending December 31, 2001.

--------------------------------------------------------------------------------
1. Basis of Combination and Presentation
--------------------------------------------------------------------------------

FON common stock and PCS common stock are intended to reflect the performance of the FON and PCS groups. However, they are classes of common stock of Sprint, not of the group they are intended to track. Accordingly, the PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division, and the product distribution and directory publishing businesses.

The combined FON Group financial statements, together with the combined PCS Group financial statements, include all the accounts in Sprint's consolidated financial statements prior to inter-group eliminations. Transactions between the PCS Group and the FON Group have not been eliminated in the combined financial statements of either group. The combined financial statements for each group are prepared in accordance with accounting principles generally accepted in the United States.

Investments in entities in which the PCS Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 2).


The PCS Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the PCS Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.

Investors in PCS common stock are shareholders of Sprint and are subject to the risks related to an equity investment in Sprint and all of Sprint's businesses, assets and liabilities. The assets and liabilities allocated by Sprint's Board of Directors to the PCS Group remain assets and liabilities of Sprint Corporation and are therefore subject to the claims of Sprint's creditors generally. In the event of the liquidation or winding up of Sprint Corporation, assets of Sprint remaining for distribution to Sprint's common shareholders will be distributed to holders of PCS common stock based on the liquidation value of such shares as provided in Sprint's articles of incorporation, which may differ from the Board's allocation of assets and liabilities among the groups. The Board of Directors of Sprint may, subject to the restrictions in Sprint's articles of incorporation, change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

The PCS Group combined financial statements are prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or combined attributed net assets as previously reported.

Allocation of Shared Services

Sprint directly assigns, where possible, certain general and administrative costs to the FON Group and the PCS Group based on their actual use of those services. Where direct assignment of costs is not possible, or practical, Sprint uses other indirect methods, including time studies, to estimate the assignment of costs to each group. Cost allocation methods other than time studies include factors (general, marketing or headcount) derived from the operating unit's relative share of the predefined category referenced (e.g. headcount). Sprint believes that the costs allocated are comparable to the costs that would be incurred if the groups would have been operating on a stand-alone basis. The allocation of shared services may change at the discretion of Sprint and does not require shareholder approval.

Allocation of Group Financing

Financing activities for the groups are managed by Sprint on a centralized basis. Debt incurred by Sprint on behalf of the groups is specifically allocated to and reflected in the financial statements of the applicable group. Interest expense is allocated to the PCS Group based on an interest rate that is substantially equal to the rate it would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. That interest rate is higher than the rate Sprint obtains on borrowings. The difference between Sprint's actual interest rate and the rate charged to the PCS Group is reflected as a reduction in the FON Group's interest expense.

Under Sprint's centralized cash management program, one group may advance funds to the other group. These advances are accounted for as short-term borrowings between the groups and bear interest at a market rate that is substantially equal to the rate that group would be able to obtain from third parties on a short-term basis.

The allocation of group financing activities may change at the discretion of Sprint and does not require shareholder approval.

Allocation of Federal and State Income Taxes

Sprint files a consolidated federal income tax return and certain state income tax returns which include FON Group and PCS Group results. In connection with the PCS Restructuring, Sprint adopted a tax sharing agreement which provides for the allocation of income taxes between the two groups. The FON Group's income taxes are calculated as if it files returns which exclude the PCS Group. The PCS Group's income taxes reflect the PCS Group's incremental cumulative impact on Sprint's consolidated income taxes. Intergroup tax payments are satisfied on the date Sprint's related tax payment is due to or the refund is received from the applicable tax authority.

The tax sharing agreement applies to tax years ending on or before December 31, 2001. For periods after December 31, 2001, Sprint's Board of Directors will adopt a tax sharing arrangement that will be designed to continue to allocate tax benefits and burdens fairly between the FON Group and the PCS Group.

--------------------------------------------------------------------------------
2. Investments
--------------------------------------------------------------------------------

At the end of June 2001, investments accounted for using the equity method mainly consisted of the PCS Group's investment in Pegaso Telecomunicaciones, S.A. de C.V. (Pegaso), a wireless PCS operation in Mexico purchased in the second quarter of 2000. Unaudited, summarized financial information (100% basis) of entities accounted for using the equity method was as follows:


                      Quarter    Year-to-  Inception-to-
                       Ended       Date         Date
                      June 30,   June 30,     June 30,
                     -----------------------------------
                        2001       2001        2000
--------------------------------------------------------
                                 (millions)
Results of
operations
   Net operating
     revenues        $     42   $     77    $     22
                     -----------------------------------
   Operating losses  $    (83)  $   (143)   $    (44)
                     -----------------------------------
   Net loss          $    (31)  $   (129)   $    (76)
                     -----------------------------------
Equity in net
   losses
   of affiliates     $    (13)  $    (47)   $    (14)
                     -----------------------------------


--------------------------------------------------------------------------------
3. Income Taxes
--------------------------------------------------------------------------------

The differences that caused the PCS Group's effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

                                    Year-to-Date
                                      June 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Income tax benefit at the
   federal statutory rate     $  (336)    $    (524)
Effect of:
   State income taxes, net
     of federal income tax
     effect                       (20)          (33)
   Equity in loss of foreign
     affiliate                     18             6
   Goodwill amortization           19            19
-------------------------------------------------------

Income tax benefit            $  (319)    $    (532)
                              -------------------------

Effective income tax rate         33.3%        35.5%
                              -------------------------

--------------------------------------------------------------------------------
4.  Accounting for Derivative Instruments
--------------------------------------------------------------------------------

Accounting Standard

In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This Statement became effective for the PCS Group on January 1, 2001 and establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities and requires recognition of all derivatives on the balance sheet at fair value, regardless of the hedging relationship designation. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of the relationships designated based on the exposures hedged. Changes in fair value of derivatives designated as fair value hedges are recognized in earnings along with fair value changes of the hedged item. Changes in fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income and are recognized in earnings when the hedged item affects earnings. Changes in fair value of derivative instruments that do not qualify for hedge relationship designation are recognized in earnings.

Risk Management Policies

Sprint selectively enters into interest rate swap and cap agreements to manage its exposure to interest rate changes on its debt. Sprint also enters into forward contracts and options in foreign currencies to reduce the impact of changes in foreign exchange rates. Sprint's derivative transactions are used principally for hedging purposes and comply with Board-approved policies.

Sprint enters into interest rate swap agreements to minimize exposure to interest rate movements and achieve an optimal mixture of floating and fixed rate debt while minimizing liquidity risk. The interest rate swap agreements designated as fair value hedges effectively convert Sprint's fixed rate debt to a floating rate by receiving fixed rate amounts in exchange for floating rate interest payments over the life of the agreement without an exchange of the underlying principal amount.

Sprint enters into interest rate swap agreements designated as cash flow hedges to reduce the impact of interest rate movements on future interest expense by effectively converting a portion of its floating rate debt to a fixed rate.

In certain business transactions, Sprint is granted warrants to purchase the securities of other companies at fixed rates. These warrants are supplemental to the terms of the business transactions and are not designated as hedging instruments.

Sprint's foreign exchange risk management program focuses on reducing transaction exposure to optimize consolidated cash flow. Sprint's primary transaction exposure results from net payments made to overseas telecommunications companies for completing international calls made by Sprint's domestic customers. Forward contracts, which function as natural hedges, are used to offset the impact of foreign currency fluctuations in these payments.

Derivative Accounting Under the Standard

The derivative instruments the PCS Group holds are stock warrants. The stock warrants are not designated as hedging instruments and changes in the fair values of these derivative instruments are recognized in earnings during the period of change. Forward contracts held during the period are not designated as hedges and, accordingly, not affected by the adoption of SFAS No. 133.

Upon adoption of SFAS No. 133, the PCS Group recorded a cumulative adjustment to net income of $2 million (net of tax of $1 million). The cumulative adjustment was due to changes in the fair value of warrants that are not designated as hedging instruments and is recorded in "Cumulative effect of change in accounting principle, net" in the PCS Group's Combined Statements of Operations.

The PCS Group recorded a net derivative loss in earnings of $0.1 million (net of tax of $0.1 million) for the 2001 second quarter and a net derivative gain in earnings of $0.2 million (net of tax of $0.1 million) for the year-to-date period due to changes in the fair value of the stock warrants that are not designated as hedging instruments. The net derivative gain and loss are included in Other income (expense), net on the Combined Statements of Operations.

--------------------------------------------------------------------------------
5.  Debt and Capital Lease Obligations
--------------------------------------------------------------------------------

Sprint reclassifies short-term borrowings to long-term debt because of Sprint's intent and ability to refinance these borrowings on a long-term basis. The amount reclassified is limited to the long-term portion of Sprint's unused credit facilities. At the end of June 2001, short-term borrowings exceeded the long-term portion of those unused credit facilities. Accordingly, the amount of commercial paper borrowings allocated to the PCS Group and reclassified to long-term debt, was limited to $1.6 billion.

In January 2001, Sprint allocated to the PCS Group $2.4 billion of debt consisting of notes with 5 year and 10 year maturities. These notes have interest rates ranging from 8.2% to 9.0%, which are based on rates the PCS Group would have been able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guarantee by Sprint or any member of the FON Group.

--------------------------------------------------------------------------------
6. Combined Attributed Net Assets
--------------------------------------------------------------------------------

                                         Year-to-Date
                                           June 30,
                                             2001
-------------------------------------------------------
                                          (millions)
Beginning balance                    $       1,366
Net loss                                      (638)
Dividends                                       (7)
Common stock issued                             66
Tax benefit of stock
   compensation                                  4
Intergroup stock compensation                  151
Other, net                                      (2)
-------------------------------------------------------

Ending balance                       $         940
                                     ------------------


--------------------------------------------------------------------------------
7. Litigation, Claims and Assessments
--------------------------------------------------------------------------------

PCS shareholders are subject to all of the risks related to an investment in Sprint and the PCS Group, including the effects of any legal proceedings and claims against the FON Group.

In December 2000, Amalgamated Bank, an institutional shareholder, filed a derivative action purportedly on behalf of Sprint against certain of its current and former officers and directors in the Jackson County, Missouri, Circuit Court. The complaint alleges that the individual defendants breached their fiduciary duties to Sprint and were unjustly enriched by making undisclosed amendments to Sprint's stock option plans, by failing to disclose certain information concerning regulatory approval of the proposed merger of Sprint and WorldCom, and by overstating Sprint's earnings for the first quarter of 2000. The plaintiff seeks damages, to be paid to Sprint, in an unspecified amount. Two additional, substantially identical, derivative actions by other shareholders have been filed.

Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not be material to the PCS Group's combined financial statements.

--------------------------------------------------------------------------------
8. Supplemental Cash Flows Information
--------------------------------------------------------------------------------

The PCS Group's cash paid (received) for interest and income taxes was as follows:

                                    Year-to-Date
                                      June 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Interest (net of capitalized
   interest)                  $     481   $     423
                              -------------------------
Income taxes                  $    (177)  $    (580)
                              -------------------------


The PCS Group's noncash activities included the following:

                                    Year-to-Date
                                      June 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Common stock issued under
   employee stock benefit
   plans                      $      58   $      69
                              -------------------------
Tax benefit from stock
   compensation               $       4   $     113
                              -------------------------
Stock received for stock
   options exercised          $       -   $      21
                              -------------------------


--------------------------------------------------------------------------------
9. Merger Termination
--------------------------------------------------------------------------------

On July 13, 2000, Sprint and WorldCom, Inc. announced that the boards of directors of both companies terminated their merger agreement, previously announced in October 1999, as a result of regulatory opposition to the merger. In the 2000 second quarter, the PCS Group recognized a one-time, pre-tax charge of $24 million for costs associated with the terminated merger.

--------------------------------------------------------------------------------
10. Recently Issued Accounting Pronouncement
--------------------------------------------------------------------------------

In June 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets."

Statement No. 141 supercedes the Accounting Principles Board (APB) Opinion No. 16, "Business Combinations," and Statement No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises." This statement requires accounting for all business combinations using the purchase method and changes the criteria for recognizing intangible assets apart from goodwill. This statement is effective for all business combinations initiated after June 30, 2001.

Statement No. 142 supercedes APB Opinion No. 17, "Intangible Assets," and addresses how purchased intangibles should be accounted for upon acquisition. The statement proscribes the necessary accounting for both identifiable intangibles and goodwill after initial recognition. Amortization of goodwill will cease upon adoption of this statement and periodic impairment testing of all intangibles will be required. The PCS Group is currently assessing the impact of this standard and expects to complete that assessment by year-end. This statement is effective for fiscal years beginning after December 15, 2001.

--------------------------------------------------------------------------------
11. Subsequent Event
--------------------------------------------------------------------------------

In August 2001, Sprint issued 20.4 million shares of PCS common stock and received net proceeds of $488 million. Sprint also issued $1.7 billion of equity units yielding 7.125%, which consist of a 3-year forward purchase agreement to purchase PCS common stock and a 5-year senior note. Along with these transactions, DT sold 49.6 million shares of PCS common stock, including PCS shares underlying the Class A common stock. DT received the related proceeds from the sale of its stock.

MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION                  Sprint PCS Group
AND RESULTS OF OPERATIONS                                (an integrated business
                                                          of Sprint Corporation)

--------------------------------------------------------------------------------
Forward-looking Information
--------------------------------------------------------------------------------

Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

o the effects of vigorous competition in the markets in which Sprint operates;

o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;

o the ability of the PCS Group to continue to grow a significant market presence;

o the effects of mergers and consolidations within the telecommunications industry;

o    the uncertainties related to Sprint's strategic investments;

o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;

o    unexpected results of litigation filed against Sprint;

o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control; and

o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission.

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are found throughout Management's Discussion. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this report or unforeseen events.

--------------------------------------------------------------------------------
Sprint PCS Group
--------------------------------------------------------------------------------

Operating Segments

Sprint's business is divided into four lines of business: the global markets division, the local division, the product distribution and directory publishing businesses, and the PCS wireless telephony products and services business. The FON Group includes the global markets division, the local division and the product distribution and directory publishing businesses, and the PCS Group includes the PCS wireless telephony products and services business. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division and the product distribution and directory publishing businesses.

Board Discretion Regarding Tracking Stocks

Sprint's Board of Directors has the discretion to, among other things, make operating and financial decisions that could favor one group over the other and, subject to the restrictions in Sprint's articles of incorporation, to change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Under the applicable corporate law, Sprint's Board owes its fiduciary duties to all of Sprint's shareholders and there is no board of directors that owes separate duties to the holders of either the FON common stock or the PCS common stock. The Tracking Stock Policies, adopted by Sprint's Board, provide that the Board, in resolving material matters in which the holders of FON common stock and PCS common stock have potentially divergent interests, will act in the best interests of Sprint and all of its common shareholders after giving fair consideration to the potentially divergent interests of the holders of the separate classes of Sprint common stock. These policies may be changed by the Board without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

PCS Group

The PCS Group includes Sprint's PCS wireless telephony products and services business. It operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide using a single frequency band and a single technology. The PCS Group has licenses to provide service to the entire United States population including Puerto Rico and the U.S. Virgin Islands. The service offered by the PCS Group and its affiliates now reaches nearly 239 million people. The PCS Group provides nationwide service through:

o    operating its own digital network in major U.S. metropolitan areas,

o affiliating with other companies, mainly in and around smaller U.S. metropolitan areas,

o    roaming   on   other    providers'    analog   cellular    networks   using
     dual-band/dual-mode handsets, and

o roaming on other providers' digital PCS networks that use code division multiple access (CDMA).

The PCS Group also provides wholesale PCS services to companies that resell the services to their customers on a retail basis. These companies pay the PCS Group a discounted price for their customers' usage, but bear the costs of customer acquisition and service.

The wireless industry, including the PCS Group, typically generates a higher number of subscriber additions and handset sales in the fourth quarter of each year compared to the remaining quarters. This is due to the use of retail distribution, which is dependent on the holiday shopping season; the timing of new products and service introductions; and aggressive marketing and sales promotions.

--------------------------------------------------------------------------------
Results of Operations
--------------------------------------------------------------------------------

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                           June 30,                             Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues                         $    2,264       $    1,476        $       788            53.4%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                   1,161              937                224            23.9%
   Selling, general and administrative                612              528                 84            15.9%
   Depreciation and amortization                      548              456                 92            20.2%
   Merger related costs                                 -               24                (24)         (100.0)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total operating expenses                            2,321            1,945                376            19.3%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating loss                                 $      (57)      $     (469)       $       412            87.8%
                                               -- ------------- -- -------------- -- -------------

Operating income before depreciation and
   amortization and merger related costs       $      491       $       11        $       480           NM
                                               -- ------------- -- -------------- -- -------------

NM = Not meaningful

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                         Year-to-Date
                                                           June 30,                             Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues                         $    4,315       $    2,696        $     1,619            60.1%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                   2,295            1,831                464            25.3%
   Selling, general and administrative              1,276            1,035                241            23.3%
   Depreciation and amortization                    1,083              877                206            23.5%
   Merger related costs                                 -               24                (24)         (100.0)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total operating expenses                            4,654            3,767                887            23.5%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating loss                                 $     (339)      $   (1,071)       $       732            68.3%
                                               -- ------------- -- -------------- -- -------------

Operating income (loss) before depreciation
   and amortization and merger related costs   $      744       $     (170)       $       914             NM
                                               -- ------------- -- -------------- -- -------------

NM = Not meaningful


The PCS Group markets its products through multiple distribution channels, including its own retail stores as well as other retail outlets. Equipment sales to one retail chain and the subsequent service revenues generated by sales to its customers accounted for 23% of net operating revenues in the 2001 second quarter and year-to-date periods. These revenues were 24% of net operating revenues in the 2000 second quarter and year-to-date periods.


Net Operating Revenues

                                                        Quarters Ended                      Year-to-Date
                                                           June 30,                           June 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Customers (millions)                                   11.2              7.4               11.2               7.4
                                              --- ------------- -- -------------- -- ------------- --- -------------
Average monthly service revenue
   per user (ARPU)                            $          61     $         59      $          60    $           58
                                              --- ------------- -- -------------- -- ------------- --- -------------
Customer churn rate                                     2.2%             2.6%               2.3%              2.7%
                                              --- ------------- -- -------------- -- ------------- --- -------------


The PCS Group's net operating revenues include subscriber revenues and sales of handsets and accessory equipment. Subscriber revenues consist of monthly recurring charges, usage charges and activation fees. Subscriber revenues increased 63% in the 2001 second quarter and 69% in the 2001 year-to-date period from the same 2000 periods mainly reflecting an increase in the average number of customers and an increase in ARPU.

In the second quarter of 2001, the PCS Group began reporting contract cancellation fees on a net basis, reducing reported ARPU by about $2 in the 2001 second quarter and reducing reported monthly cash costs per user (CCPU) by a corresponding amount. ARPU on a proforma restated basis would be $62 for the 2001 second quarter and $59 in the 2001 first quarter and year-to-date periods and the 2000 second quarter, and $58 in the 2000 year-to-date period. Before reporting contract cancellation fees on a net basis, ARPU was $63 for the 2001 second quarter and $61 in the year to date period, compared to $60 in the 2001 first quarter, $59 in the 2000 second quarter and $58 in the 2000 year-to-date period. The improvement in ARPU was mainly due to customers subscribing to higher usage service plans.

The PCS Group added 843,000 customers in the 2001 second quarter ending the period with nearly 11.2 million customers compared to 7.4 million customers at the end of the 2000 second quarter. Although the companies that the PCS Group serves on a wholesale basis reported a decline of 11,000 customers for the quarter, wholesale revenues increased from the 2001 first quarter. The PCS Group affiliates added approximately 220,000 customers for the 2001 second quarter bringing the total number of customers added in the quarter by the PCS Group and its affiliates to nearly 1.1 million and over 12.8 million total customers served on the PCS network.

In the 2001 second quarter, the customer churn rate improved reflecting expanded network coverage, increased percentage of customers under contract and the success of several customer retention initiatives.

Revenues from sales of handsets and accessories were approximately 10% of net operating revenues in the 2001 second quarter and year-to-date period. These revenues as a percentage of net operating revenues were approximately 15% in the 2000 second quarter and year-to-date period. As part of the PCS Group's marketing plans, handsets are normally sold at prices below the PCS Group's cost.

Operating Expenses

                                                        Quarters Ended                      Year-to-Date
                                                           June 30,                           June 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Acquisition costs per gross customer
   addition (CPGA)                            $       340       $      350        $       350      $        370
                                              --- ------------- -- -------------- -- ------------- --- -------------
Monthly cash costs per user                   $        32       $       35        $        33      $         36
                                              --- ------------- -- -------------- -- ------------- --- -------------


The PCS Group's costs of services and products mainly include handset and accessory costs, switch and cell site expenses and other network-related costs. These costs increased 24% in the 2001 second quarter and 25% in the 2001 year-to-date period from the same 2000 periods reflecting an increase in the average number of customers and expanded market coverage.

SG&A expense mainly includes marketing costs to promote products and services as well as salary and benefit costs. SG&A expense increased 16% in the 2001 second quarter and 23% in the 2001 year-to-date period from the same 2000 periods reflecting an expanded workforce to support subscriber growth and increased marketing and selling costs.

CPGA, including equipment subsidies and marketing costs, have improved approximately 3% in the 2001 second quarter and 6% in the 2001 year-to-date period from the same 2000 periods. Lower equipment and marketing and selling costs contributed to the improvement.

CCPU consists of costs of service revenues, service delivery and other general and administrative costs. Reporting contract cancellations fees on a net basis impacted 2001 second quarter reported CCPU by approximately $2. CCPU on a proforma restated basis would be $33 in both the first and second quarters of 2001 and $32 for the year-to-date period, compared to $35 for the 2000 second quarter and $36 for the 2000 year-to-date period. Before reporting these fees on a net basis, CCPU was $34 in the 2001 first and second quarters and the year-to-date period, compared to $35 in the 2000 second quarter and $36 in the 2000 year-to-date period.

Depreciation and amortization expense consists mainly of depreciation of network assets and amortization of intangible assets. The intangible assets include goodwill, PCS licenses, customer base, microwave relocation costs and assembled workforce, which are being amortized over 30 months to 40 years.

Depreciation and amortization expense increased 20% in the 2001 second quarter and 23% in the 2001 year-to-date period from the same 2000 periods mainly reflecting depreciation of the network assets placed in service during 2001 and 2000. Additionally, depreciation of certain network assets was increased in the 2001 first quarter to reflect the accelerated replacement of the assets to accommodate network technology upgrades. In May 2001, a significant portion of the value assigned to acquired customer base became fully amortized which caused a $24 million decrease in 2001 amortization expense compared to 2000.

--------------------------------------------------------------------------------
Nonoperating Items
--------------------------------------------------------------------------------

Interest Expense

The PCS Group's effective interest rate on long-term debt was 8.7% in the 2001 second quarter and year-to-date period compared to 8.6% in the same 2000 periods. Interest costs on short-term borrowings classified as long-term debt, intergroup borrowings and deferred compensation plans have been excluded so as not to distort the PCS Group's effective interest rate on long-term debt.

Interest expense on borrowings incurred by Sprint and allocated to the PCS Group is based on rates the PCS Group would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. The PCS Group's interest expense includes $73 million in the 2001 second quarter, $137 million in the 2001 year-to-date period, $58 million in the 2000 second quarter and $116 million in the 2000 year-to-date period resulting from the difference between Sprint's actual interest rates and the rates charged to the PCS Group. These costs are derived from both long-term and short-term borrowings. Only the long-term portion of these costs are in the effective interest rates above.


Other Income (Expense), Net

Other income (expense) consisted of the following:

                                                        Quarters Ended                      Year-to-Date
                                                           June 30,                           June 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                                           (millions)
Dividend and interest income                  $         1       $        -        $         2      $          -
Equity in net losses of affiliates                    (13)             (14)               (47)              (14)
Gains on sales of assets                                -                6                 10                34
Other, net                                             (3)              (1)                 -                (3)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Total                                         $       (15)      $       (9)       $       (35)     $         17
                                              --- ------------- -- -------------- -- ------------- --- -------------


Investments accounted for using the equity method mainly consisted of the PCS Group's investment in Pegaso Telecomunicaciones, S.A. de C.V., a wireless PCS operation in Mexico. The PCS Group purchased this investment in the 2000 second quarter.

Gains on sales of assets in both the 2001 and 2000 year-to-date periods reflect the sales of network infrastructure and the rights to manage customers.

Income Taxes

See Note 3 of Condensed Notes to Combined Financial Statements for the differences that caused the effective income tax rates to vary from the federal statutory rate for income taxes related to continuing operations.

Extraordinary Items, Net

In the 2000 first quarter, Sprint repaid, prior to scheduled maturities, $127 million of the PCS Group's notes payable to the FCC. These notes had an interest rate of 7.8%. This resulted in a $3 million after-tax extraordinary loss.

--------------------------------------------------------------------------------
Financial Condition
--------------------------------------------------------------------------------

                           June 30,    December 31,
                             2001          2000
------------------------------------------------------
                                (millions)
Combined assets       $      20,585   $     19,763
                      --------------------------------


The PCS Group's combined assets increased $822 million since year-end. Net property, plant and equipment increased $866 million mainly reflecting capital expenditures to support the PCS network buildout and expansion, partly offset by depreciation and network asset sales. See "Liquidity and Capital Resources" for more information about changes in the PCS Group's Combined Balance Sheets.

--------------------------------------------------------------------------------
Liquidity and Capital Resources
--------------------------------------------------------------------------------

Sprint's Board of Directors has the power to make determinations that may impact the financial and liquidity position of each of the tracking stock groups. This power includes the ability to prioritize the use of capital and debt capacity, to determine cash management policies and to make decisions regarding the timing and amount of capital expenditures. The actions of the Board of Directors are subject to its fiduciary duties to all shareholders of Sprint, and not just to the holders of a particular class of common stock. Given the above, it may be difficult for investors to assess each group's liquidity and capital resources and, in turn, the future prospects of each group based on past performance.

Operating Activities

                                 Year-to-Date
                                   June 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows provided
   (used) by
   operating
   activities          $     (154)    $        294
                       -------------------------------

Operating cash flows decreased $448 million in the 2001 year-to-date period from the same 2000 period primarily reflecting an increase in working capital requirements partly offset by improved operating results.

Investing Activities

                                 Year-to-Date
                                   June 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows used by
   investing
   activities          $   (1,686)    $     (1,467)
                       -------------------------------


Capital expenditures, which are the PCS Group's largest investing activity, totaled $1.7 billion in the 2001 year-to-date period, compared to $1.4 billion in the 2000 year-to-date period. Capital expenditures in both years were mainly for the continued buildout and expansion of the PCS network.

Financing Activities

                                 Year-to-Date
                                   June 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows provided
   by financing
   activities          $    1,859     $     1,242
                       -------------------------------


In the 2001 year-to-date period, financing activities mainly reflect net borrowings of $1.7 billion used mainly to fund capital requirements. In the 2000 year-to-date period, financing activities mainly reflect net borrowings of $1 billion used primarily to fund capital requirements.

Also included in the 2001 year-to-date financing activities is $151 million received from the FON Group to compensate for the net amount of PCS stock-based compensation granted to FON Group employees and FON stock-based compensation granted to PCS Group employees.


Capital Requirements

The PCS Group's 2001 investing activities, mainly consisting of capital expenditures and investments in affiliates, are expected to be between $3.7 and $4 billion. Capital expenditures are expected to range between $3.3 and $3.5 billion, and investments in affiliates are expected to be between $350 and $450 million.

PCS preferred stock dividend payments are expected to total $15 million in 2001, including payments to the FON Group, in the amount of $8 million, for its preferred intergroup interest.